Exhibit 10.51

PURCHASE AND SALE AGREEMENT

by and between

SITA U.S.A., INC.

and

CLEAN HARBORS, INC.

for

all of the outstanding membership interests in

TERIS L.L.C.

dated as of

May 3, 2006

RECITALS

i

ii

iii

PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of May 3, 2006, by and between SITA U.S.A., Inc., a Delaware corporation (“Seller”), and Clean Harbors, Inc., a Massachusetts corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the outstanding membership interests (the “Membership Interests”) in Teris L.L.C., a Delaware limited liability company (the “Company”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests in the Company outstanding on the Closing Date (as defined in Section 2.1 hereof) upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows (with certain terms having the respective meanings set forth in Section 10.14 hereof and Exhibit 1.2 hereto):

ARTICLE I
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

SECTION 1.1         Sale and Purchase of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of the Membership Interests, free and clear of any and all Liens, for the consideration specified in this Article I.

SECTION 1.2         Purchase Price. The purchase price for the Membership Interests shall be an amount equal to the Purchase Price, as calculated in accordance with Exhibit 1.2. Buyer shall pay to Seller at the Closing the Closing Payment by delivery of cash by wire transfer of immediately available funds. The Purchase Price shall be subject to final determination as provided in Section 1.3.

SECTION 1.3         Final Determination of Purchase Price.

(a)           Calculation of Purchase Price. As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the calculation of the Purchase Price.

(b)           Examination by Seller. Upon receipt of Buyer’s calculation of the Purchase Price, Seller and Seller’s Representatives shall be permitted during the succeeding forty-five (45) day period (the “Review Period”) full access at all reasonable times to the books and records of the Company, and the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Company and to such historical financial information relating to the Company as Seller may reasonably request for the purpose of reviewing

Buyer’s calculation of the Purchase Price Adjustment Items. The parties hereto acknowledge and agree that Seller may retain Moore Stephens Frost for the purpose of assisting Seller in its review of Buyer’s calculation of the Purchase Price Adjustment Items.

(c)           Objection by Seller. On or prior to the last day of the Review Period, Seller may object to Buyer’s calculation of the Purchase Price Adjustment Items by delivering to Buyer a written statement setting forth a reasonable basis for Seller’s objections to Buyer’s calculation of the Purchase Price Adjustment Items (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections within the Review Period, Buyer’s calculation of the Purchase Price Adjustment Items shall be deemed to have been accepted by Seller and shall be used in computing the difference between the Purchase Price and the Closing Payment (the “Adjustment Amount”). If Seller delivers the Statement of Objections within the Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the calculation of the Purchase Price with such changes to the Purchase Price Adjustment Items as may have been previously agreed in writing by Seller and Buyer shall be final and binding.

(d)           Resolution of Disputes. If Seller and Buyer shall fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections, then such matters shall, not later than fifteen (15) days after one of the parties affirmatively terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to the New York office of KPMG LLP (the “Accounting Expert”) who shall, acting as experts and not as arbitrators, resolve the disputes set forth in the Statement of Objections and make any adjustments to the calculation of the Purchase Price.

(e)           Fees of the Accounting Expert. The fees of the Accounting Expert shall be divided equally between Seller and Buyer.

(f)            Access to Supporting Documentation. Subject to, and to the extent permitted by, any applicable Laws, Seller and Buyer and their respective Representatives shall each make readily available to the Accounting Expert all relevant work papers and books and records relating to the Company and those relating to Seller (but only to the extent that they relate to the Company), and copies of all such materials and information provided by a party to the Accounting Expert shall be concurrently delivered to the other party to the proceeding.

(g)           Determination by Accounting Expert. The parties shall jointly instruct the Accounting Expert to make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement and its resolution of the dispute and its adjustments to the calculation of the Purchase Price shall be conclusive and binding upon the parties hereto.

(h)           Payment of Adjustment Amount. Within two (2) Business Days of the later of (i) acceptance of Buyer’s calculation of the Purchase Price Adjustment Items or (ii) the resolution of Seller’s objections in connection therewith, to the extent that the Purchase Price is less than or more than the Closing Payment, Seller shall pay to Buyer (if the Purchase Price is less than the Closing Payment) or Buyer shall pay to Seller (if the Purchase Price is greater than the Closing Payment), as the case may be, the Adjustment Amount together with interest thereon equal to LIBOR calculated on the basis of a 360-day year and the actual number of days elapsed from the Closing Date to the date on which the Adjustment Amount is paid. Any such payment shall be in United States dollars in federal or other immediately available funds as directed by Buyer or Seller, as the case may be.

ARTICLE II
CLOSING

SECTION 2.1             Closing. Unless otherwise mutually agreed in writing between Seller and Buyer, the closing for the sale and purchase of the Membership Interests (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the later of (i) July 31, 2006 or (ii) the third (3rd) Business Day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that either by their nature or expressly are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof as follows:

SECTION 3.1         Organization and Good Standing.

(a)           Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, with full corporate or limited liability company power and authority, as the case may be, to conduct its business as it is now being conducted, to own or use the properties or assets that it purports to own or use, and to perform all of its respective obligations under this Agreement. The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing as a foreign limited liability company in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for any failure to be so licensed, qualified or in such good standing which is not reasonably likely to have a Material Adverse Effect on the Company.

(b)           Seller has made available or delivered to Buyer a true, complete and correct copy of the Company’s Certificate of Formation and Third Amended and Restated Limited Liability Company Agreement and Operating Agreement, each as amended to date (collectively, the “Company’s Organizational Documents”). The Company’s Organizational Documents so made available or delivered are in full force and effect.

(c)           The Company does not have any Subsidiaries. Except as set forth in Schedule 3.1(c) of the Disclosure Schedule, the Company is not party to any Contract to acquire any capital stock or equity interest, investment or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

SECTION 3.2         Capitalization.

(a)           The Membership Interests constitute the entire membership interest in the Company.

(b)           Seller is and shall be on the Closing Date the sole record and beneficial owner of the Membership Interests, free and clear of all Liens.

(c)           There are no membership interests of the Company reserved for issuance or subject to preemptive rights, or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any membership interests of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the  Membership Interests on any matter.

SECTION 3.3             Corporate Authority; Enforceability. Seller has the full legal right, requisite corporate power and corporate authority, and has taken all corporate action necessary in order, to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exception”). Seller Parent has the full legal right, requisite corporate power and corporate authority, and prior to delivery of the Seller Parent Guarantee, Seller Parent will have taken all corporate action necessary, in order to execute, deliver and perform fully its obligations under the Seller Parent Guarantee. Upon delivery of the Seller Parent Guarantee, the Seller Parent Guarantee will be a valid and binding agreement of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject to the Bankruptcy Exception.

SECTION 3.4             Consents and Approvals. Except as set forth in Schedule 3.4 of the Disclosure Schedule, no notices, reports, submissions, applications or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations required to be obtained by Seller from, any Governmental Entity, in connection with the execution or delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated herein, the failure to make or obtain any or all of which is reasonably likely to have a Material Adverse Effect on the Company.

SECTION 3.5             No Violations. Assuming the making of the filings and the procurement of the consents set forth in Schedule 3.4 of the Disclosure Schedule and the obtaining of the consents described in Schedule 3.5 of the Disclosure Schedule, the execution and delivery of this Agreement by Seller does not, and the performance and consummation by Seller of any of the transactions contemplated herein will not, with respect to each of Seller and the Company, directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)           violate the Certificate of Incorporation or By-laws of Seller or the Company’s Organizational Documents;

(b)           contravene, conflict with, or constitute or result in a breach or violation of, or a default under, or the cancellation, modification or termination of, or the acceleration of, or the creation of a Lien on any properties or assets owned or used by the Company pursuant to, any provision of any Contract under which Seller or the Company is bound or by which any of their respective assets are bound, in each case other than as set forth in Schedule 3.5(b) of the Disclosure Schedule;

(c)           require the Company to obtain the consent, waiver, authorization or approval of, or give notice to, any Person under any Contract of the Company, other than as set forth in Schedule 3.5(c) of the Disclosure Schedule; or

(d)           violate any applicable Law,

except, in the case of each of (b) through (d), inclusive, as is not reasonably likely to have a Material Adverse Effect on the Company.

SECTION 3.6         Financial Statements.

(a)           Schedule 3.6(a)-1 of the Disclosure Schedule sets forth (i) the audited balance sheets of the Company as at December 31, 2005 (the   “Balance Sheet”)   and December 31, 2004 and the audited statements of income of the Company for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 and (ii) the unaudited balance sheet of the Company as at March 31, 2006 (the “Interim Balance Sheet”) and the unaudited statement of income of the Company for the three months ended March 31, 2006 (collectively, the “Financial Statements”). Prior to Closing, in accordance with Section 5.1(f), Seller shall deliver to Buyer the unaudited balance sheet of the Company as at June 30, 2006 and the unaudited statement of income of the Company for the six months ended June 30, 2006 (collectively, the “Unaudited June 30 Financial Statements”). Except as set forth on Schedule 3.6(a)-2 of the Disclosure Schedule, the Financial Statements have been, and the Unaudited June 30 Financial Statements will be, prepared in conformity with GAAP (except that the financial statements in (ii) above do not, and the Unaudited June 30 Financial Statements will not, reflect year-end adjustments, and that GAAP may require financial statements to be accompanied by footnotes, and the financial statements in (ii) above are not, and the Unaudited June 30 Financial Statements will not be, accompanied by footnotes) consistently applied during the periods involved, and present, or will present, fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof and for the periods indicated therein. Schedule 3.6(a)-3 of the Disclosure Schedule sets forth the unaudited balance sheet of Seller Parent as at December 31, 2005 and the unaudited statement of income of Seller Parent for the fiscal year ended December 31, 2005 (collectively, the “Seller Parent Financial Statements”). The Seller Parent Financial Statements have been prepared in conformity with IFRS consistently applied during the period involved, and present fairly in all material respects the financial condition and results of operation of Seller Parent as of and for the period indicated.

(b)           Except as set forth in Schedule 3.6(b) of the Disclosure Schedule, the Company has no Liabilities or obligations of any nature required by GAAP to be reflected on the Interim Balance Sheet except for (i) Liabilities or obligations in the amounts disclosed, reflected or reserved against in the Interim Balance Sheet and (ii) Liabilities incurred in the Ordinary Course of Business since March 31, 2006.

(c)           All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, and Seller knows of no reason why any of such accounts receivable, over and above any reserves stated on the Interim Balance Sheet, should not be fully collectible in the Ordinary Course of Business.

(d)           Since the date of the Interim Balance Sheet through the date hereof, there have not been any write-offs of any Accounts Receivable of the Company except for write-offs that were made in the Ordinary Course of Business and that will be reflected in the calculation of the Purchase Price.

SECTION 3.7             Absence of Certain Changes and Events. Except as set forth in Schedule 3.7 of the Disclosure Schedule and other than actions taken in respect of the transactions contemplated herein, since December 31, 2005, the Company has operated only in, and has not engaged in any transaction other than in, the Ordinary Course of Business, and there has not been any:

(a)           event, occurrence or development of which Seller has knowledge that has had, or is reasonably likely to have, a Material Adverse Effect on the Company;

(b)           material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company that is reasonably likely to have a Material Adverse Effect on the Company;

(c)           (i) increase in the bonus, salary, severance or other compensation payable by the Company or to become payable by the Company to the officers or employees of the Company (except for increases made in accordance with existing Seller Benefit Plans, required by Law or made in the Ordinary Course of Business) or (ii) adoption or amendment of, or increase in the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred pension, retirement, or other employment benefit plan payable by the Company in respect of any officer or employee of the Company (other than as required by Law or made in the Ordinary Course of Business);

(d)           effectuation by the Company of (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facilities of the Company, except, in either case, after fully complying with the notice and other requirements of the WARN Act;

(e)           sale, lease, alteration, or other disposition of, or write down of the book value of (except with respect to amortization and depreciation calculated in a manner consistent with the Financial Statements) any material asset of the Company reflected on the Interim Balance Sheet which has a book value in excess of $500,000 or any items of property, plant and equipment which in the aggregate have a book value in excess of $1,000,000;

(f)            (i) acquisition (including by merger, consolidation or acquisition of stock or assets) by the Company of any Person or any division thereof or material portion of the assets thereof; or (ii) liquidation, dissolution or winding up of the Company;

(g)           entry into, amendment to, termination of, or receipt of notice of termination of (i) any material Contract or transaction involving a total remaining commitment by the Company extending for more than one (1) year and of at least $500,000; or (ii) any material leases or subleases for all or any portion of the Leased Real Property;

(h)           (i) incurrence of any indebtedness by the Company for borrowed money (other than intercompany payables), guarantee issued by the Company of the obligations of any Person, or any loans or advances made by the Company (other than intercompany receivables), in each case except in the Ordinary Course of Business; or (ii) creation or assumption by the Company of any Lien on any material asset other than in the Ordinary Course of Business and in an amount less than $250,000 individually or $500,000 in the aggregate for all such Liens;

(i)            (i) cancellation, settlement, compromise, release or waiver of any claims or rights with a value to the Company in excess of $500,000; (ii) settlement, release or compromise of any material Action in connection with the Company, other than such Actions in which the amount paid in settlement, release or compromise, including the cost to the Company of complying with any provision of such settlement, release or compromise other than cash payments, does not exceed $500,000; or (iii) modification, amendment, cancellation or termination of any material Contract of the Company or waiver, release or assignment of any material rights or claims other than in the Ordinary Course of Business; or

(j)            entry into any Contract by the Company to do any of the foregoing.

SECTION 3.8             Litigation; Orders.

(a)           Except as set forth in Schedule 3.8(a) of the Disclosure Schedule, (i) there are no Actions pending or, to the knowledge of Seller, threatened against or involving Seller or the Company that have resulted or could be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company and (ii) as of the date hereof, there are no Actions pending or, to the knowledge of Seller, threatened, against Seller or the Company that are reasonably likely to question, challenge the validity of, or have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement, the transactions contemplated herein or any action taken or proposed to be taken by Seller or the Company pursuant hereto or in connection with the transactions contemplated herein.

(b)           Except as set forth in Schedule 3.8(b) of the Disclosure Schedule, since January 1, 2005, no Governmental Entity of competent jurisdiction or any arbitrator or arbitrators or dispute resolution body has issued any Order that has resulted in or could be reasonably expected to have a Material Adverse Effect on the Company.

SECTION 3.9             Taxes. Except as set forth in Schedule 3.9 of the Disclosure Schedule, (a) all Tax Returns required to have been filed by or for the Company have been timely filed (taking into account any extensions); (b) all Taxes shown to be payable on such Tax Returns have been or will be timely paid;(c) no Governmental Entity has asserted or assessed in writing a deficiency for any Tax against the Company that has not been satisfied by payment, settled or withdrawn; (d) no Governmental Entity has asserted in writing that the Company is required to file a Tax Return in any jurisdiction where it has not filed a Tax Return; (e) the Company has not made an election to be treated as a corporation for United States federal income tax purposes pursuant to Section 301.7701-3 of the Code; and (f) Seller is a United States person as defined in Section 7701(a)(30) of the Code.

SECTION 3.10           Employee Benefits; ERISA; Employees.

(a)           Schedule 3.10(a) of the Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs, arrangements, or individual contracts providing employee benefits, formal or informal, funded or unfunded, registered or unregistered, which in each case is maintained, or contributed to, by Seller, the Company or any other ERISA Affiliate of Seller for the benefit of any current employees, officers or members of the board of managers of the Company or any former employee, including without limitation bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation, retirement, vacation, severance, retention, disability, death benefit, fringe benefit, hospitalization, medical, retiree medical, dental, tuition, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, or other similar benefit arrangements (the “Seller Benefit Plans”) but excluding for this purpose any plan maintained by a Governmental Entity (including, without limitation, the U.S. Social Security system, Medicare and other similar programs).

(b)           Schedule 3.10(b) of the Disclosure Schedule contains a list of the name, job title, location, current base salary and the amount of any bonus paid in respect of the 2005 fiscal year, and Service Date of each employee of the Company.

SECTION 3.11           Labor Matters. As of the date of this Agreement, except as set forth in Schedule 3.11 of the Disclosure Schedule:

(a)           The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company the subject of any material proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of Seller, threatened, nor has there been for the past two (2) years, any labor strike, dispute, walk-out, work stoppage or slow-down involving the Company.

(b)           There is no lockout (or other similar action) of any employees by the Company, and no such action is contemplated as of the date hereof by the Company.

(c)           The Company is not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the Company or amounts required to be reimbursed to such employees.

SECTION 3.12           Compliance with Laws; Governmental Authorizations.

(a)           Except as set forth in Schedule 3.12(a) of the Disclosure Schedule:

(i)            The Company has not been, and is not being, operated in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

(ii)           No investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of Seller, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

(iii)          The Company has obtained and is in compliance in all material respects with all material governmental permits, licenses, franchises, registrations, certifications, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

(b)           This Section 3.12 does not relate to tax matters or environmental matters, such matters being the subject of Section 3.9 and Section 3.16, respectively.

SECTION 3.13           Title to Properties.

(a)           Except as set forth in Schedule 3.13(a) of the Disclosure Schedule, as of the Closing Date, the Company will have good and valid title to all assets reflected on the Interim Balance Sheet or acquired after the date of the Interim Balance Sheet, except those sold or otherwise disposed of since the date of the Interim Balance Sheet in the Ordinary Course of Business and not in violation of this Agreement and, in each case, free and clear of all Liens of any kind except (i) mechanics’, carriers’, workmen’s, repairmen’s, warehouseman’s or other like statutory Liens arising or incurred in the Ordinary Course of Business, (ii) Liens for Taxes, assessments not yet due and payable or due but not delinquent and (iii) other imperfections of title or encumbrances, if any, which individually, or in the aggregate, are not material in amount and which do not materially impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted (collectively, the “Permitted Liens”). This Section 3.13(a) does not relate to Owned Real Property or Leased Real Property, such items being the subject of Section 3.13(b) and (c), respectively, or intellectual property, which is the subject of Section 3.17.

(b)           Schedule 3.13(b)-1 of the Disclosure Schedule contains a true, complete and correct list of all real property that is owned in fee by the Company (the “Owned Real Property”). The Company has good and marketable title to and is the record owner of the Owned Real Property, free and clear of all Liens except for Permitted Liens, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.13(b)-2 of the Disclosure Schedule, none of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property, and no Person (other than the Company) has any right to use, occupy or lease any of the Owned Real Property, other than any right pursuant to a Permitted Lien.

(c)           Schedule 3.13(c) of the Disclosure Schedule contains a true, complete and correct list of all real property leased or subleased to the Company (the “Leased Real Property”). The Company is not in material breach of or default under any such lease or sublease except for breaches or defaults that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company, and the Company has not received any written notice alleging any material breach or default by the Company or notice of termination, modification or acceleration by any third party thereunder, except for such breaches, defaults, terminations, modifications or accelerations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Seller has made available to Buyer true and correct copies of each lease or sublease pursuant to which the Company has the right to occupy any Leased Real Property (the “Real Property Leases”).

(d)           Neither the Company nor Seller has received notice of any proceeding to change or redefine the zoning classification of all or any portion of the Company’s Owned Real Property or Leased Real Property, nor to the knowledge of Seller is any such proceeding proposed or pending, except in each case as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

SECTION 3.14           Contracts; No Default.

(a)           Schedule 3.14 of the Disclosure Schedule contains a list of all of the following Contracts relating to the Company as of the date of this Agreement:

(i)            each Contract for the purchase of materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company is obligated to pay or otherwise give annual consideration of more than $500,000;

(ii)           each Contract for the sale of personal property by the Company that is reasonably likely to involve annual consideration of more than $500,000;

(iii)          all Contracts that limit or purport to limit the ability of the Company in any material respect to compete in any line of business or with any Person or in any geographic area or during any period of time, or otherwise materially restrict the conduct of the Company or the use of the assets of the Company as presently conducted and used (other than leases for personal property or software licenses);

(iv)          all Contracts that will continue after the Closing of the transactions contemplated hereunder between or among Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand;

(v)           any material Contract that requires the Company to conduct business exclusively with one or more Persons in any particular geographic area or with respect to any particular product or service;

(vi)          other than as disclosed on Schedule 3.10(a) of the Disclosure Schedule, any Contract presently in effect between the Company and any current or former officer, manager, consultant or other employee (or group thereof) retained or employed by the Company;

(vii)         any material partnership or joint venture Contracts to which the Company is a party;

(viii)        any bonds or agreements of guarantee or indemnification in which the Company acts as surety, guarantor or indemnitor;

(ix)           any nondisclosure, confidentiality or standstill Contract with any Person (excluding nondisclosure or confidentiality agreements with any Person entered into in the Ordinary Course of Business) to which the Company is a party; and

(x)            the ENSCO Agreement and the HEAT Settlement Agreement.

(b)           Based on Seller’s knowledge, the Company and each other Person that is a party thereto is in compliance in all material respects under each such Contract, except for such noncompliance as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)           Except as set forth in Section 3.14(a) of the Disclosure Schedule, Seller has  made available to Buyer copies of all such written Contracts, and such copies are complete and correct in all material respects, and include all material amendments and modifications thereto.

(d)           Each of the ENSCO Agreement and the HEAT Settlement Agreement is in full force and effect and, to Seller’s knowledge, there are no defenses to the Company’s enforcement of its rights thereunder. Schedule 3.14(d) of the Disclosure Schedule sets forth the aggregate dollar amount of costs and expenses and related liabilities incurred by the Company, as of March 31, 2006, that the Company asserts to be applicable to the $10,000,000 minimum amount specified in the first sentence of Section 1.3(c) of the ENSCO Agreement.

SECTION 3.15           Insurance.

(a)           Schedule 3.15(a)-1 of the Disclosure Schedule sets forth a true, complete and correct list of all insurance policies maintained by the Company as of the date hereof. Except as set forth in Schedule 3.15(a)-1 of the Disclosure Schedule, Seller has made available to Buyer true, complete and correct copies of all such policies. Schedule 3.15(a)-2 of the Disclosure Schedule sets forth a true, complete and correct list of all insurance policies maintained by Seller or its Affiliates (other than the Company) with respect to the Company or its assets and properties as of the date hereof. All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

(b)           There is no material default by the Company or, to the knowledge of Seller, any other Person, with respect to any provision contained in any such policy or binder listed in Schedule 3.15(a)-1 or Schedule 3.15(a)-2 of the Disclosure Schedule.

(c)           Each of the insurance policies set forth on Schedule 3.15(a)-2 of the Disclosure Schedule will terminate with respect to the Company upon Closing.

(d)           Seller has provided Buyer with a description of each claim made and currently outstanding under any insurance policy, whether now in effect or no longer in effect but under which the Company retains a right to payment, covering the business or properties of the Company.

SECTION 3.16           Environmental Matters.

(a)           Except as set forth in Schedule 3.16(a) of the Disclosure Schedule:

(i)            the Company is in compliance with all Environmental Laws applicable to the operation of the Company except for such noncompliance that is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

(ii)           the Company possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the Company as currently conducted except for such failures to possess that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company;

(iii)          the Company has not received any written claim, notice of violation, citation, formal administrative proceeding, or investigation, inquiry or information request (including, without limitation, any “potentially responsible person” notices) from any Governmental Entity or other Person concerning any violation or alleged violation of, or any potential liability (either directly or indirectly through a claim for indemnity or contribution) arising under, any applicable Environmental Law, except for matters that have been finally resolved or are no longer outstanding or that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company; and

(iv)          there are no currently effective Orders, or any Actions pending or, to the knowledge of Seller, threatened, concerning compliance by the Company or its facilities or operations with any Environmental Law, except for matters that have been finally resolved or are no longer outstanding or that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(b)           Schedule 3.16(b) of the Disclosure Schedule sets forth all third-party solid and hazardous waste treatment, storage and disposal facilities and locations used by the Company at any time since July 25, 2001.

(c)           Notwithstanding any other representation and warranty in Article III, the representations and warranties contained in this Section 3.16 constitute the sole representations and warranties of Seller relating to any Environmental Law.

SECTION 3.17           Intellectual Property.

(a)           Except as set forth in Schedule 3.17 of the Disclosure Schedule, to the knowledge of Seller, the Company owns, is licensed or otherwise possesses all necessary rights to use (i) all trademarks, service marks, trade names, logos and Internet domain names, and all goodwill associated therewith, and registrations and applications therefor, including any and all renewals; (ii) all processes, methods, inventions, patents, registrations, and applications therefor, including but not limited to divisionals, continuations, continuations-in-part, reexaminations and reissues; (iii) tangible works of expression and copyrights, including but not limited to computer software programs, and any registrations or applications therefor including extensions, renewals, restorations and applications therefor; (iv) confidential and/or proprietary information, and trade secrets; and (v) similar intellectual property rights in the United States ((i) through (v) collectively, “IP Rights”), in each case that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that are, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect on the Company.

(b)           Except as is not reasonably likely to have a Material Adverse Effect on the Company:

(i)            no claims have been asserted with respect to (A) the Company’s exclusive rights in, to and under any of the IP Rights owned by the Company; or

(B) the Company’s violation, misappropriation, wrongful use and/or infringement of any other Person’s rights in, to or under any IP Rights; and

(ii)           to the knowledge of Seller, there is no unauthorized use, infringement or other violation of any of the IP Rights owned by the Company or the IP Rights exclusively licensed by the Company by any Person, including but not limited to any employee or former employee of the Company.

SECTION 3.18           Brokers and Finders. Except for Deutsche Bank AG, whose fees, if any, shall be paid by Seller, no agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Seller or the Company or which has been retained by or is authorized to act on behalf of Seller or the Company is or would be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with the execution of this Agreement or upon consummation of the transactions contemplated herein.

SECTION 3.19           Financial Assurances. Schedule 3.19 of the Disclosure Schedule sets forth a true, complete and correct list in all material respects of each guaranty, performance bond, letter of credit or similar instrument (collectively, “Financial Assurances”) under which Seller or one of its Affiliates (other than the Company) is the obligor for the benefit of the Company.

SECTION 3.20           Insurance Relating to El Dorado Incidents. The Company maintains insurance policies, or has adequate reserves on the Interim Balance Sheet, in such coverage amounts as are adequate to insure against all costs, expenses and damages to the Company (including the costs of defense and without deductible or retainage amounts) arising out of third-party claims in respect of the El Dorado Incidents.

SECTION 3.21           No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Seller, the Company or any other Person makes any other express or implied representation or warranty on behalf of or with respect to Seller or the Company, and Seller, on behalf of itself, the Company and each of its Representatives, hereby disclaims any such representation or warranty.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

SECTION 4.1             Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties or assets that it purports to own or use. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for any failure to be so licensed, qualified or in such good standing, which is not reasonably likely to have a Material Adverse Effect on Buyer.

SECTION 4.2             Corporate Authority; Enforceability. Buyer has the full legal right, requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy Exception.

SECTION 4.3             Consents and Approvals. Except as set forth in Schedule 3.4 of the Disclosure Schedule, and assuming that the representations and warranties of Seller set forth in Section 3.4 are true and correct, no notices, reports, submissions, applications or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations required to be obtained by Buyer from, any Governmental Entity, in connection with the execution or delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder or the consummation by Buyer of the transactions contemplated herein the failure to make or obtain any or all of which is reasonably likely to have a Material Adverse Effect on Buyer. In addition, the parties hereto acknowledge that Buyer will file one or more Current Reports on Form 8-K with the SEC relating to the transactions contemplated herein.

SECTION 4.4             No Violations. Assuming the making of the filings and procurement of the consents described in Section 4.3, the execution and delivery of this Agreement by Buyer does not, and the performance and consummation by Buyer of any of the transactions contemplated herein will not, directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)           violate the Articles of Organization or By-Laws of Buyer;

(b)           contravene, conflict with, or constitute or result in a breach or violation of, or a default under, or the cancellation, modification or termination of, or the acceleration of, any provision of any Contract by which Buyer is bound, or to which any assets or property of Buyer is subject;

(c)           require Buyer to obtain the consent, waiver, authorization or approval of, or give notice to, any Person under any Contract by which Buyer is bound, or to which any assets or property of Buyer is subject; or

(d)           violate any applicable Law,

except, in the case of each of (b) through (d), inclusive, which is not reasonably likely to have a Material Adverse Effect on Buyer.

SECTION 4.5             Securities Act. Buyer is acquiring the Membership Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the

Securities Act. Buyer has not, directly or indirectly, offered the Membership Interests to anyone or solicited any offer to buy the Membership Interests from anyone, so as to bring such offer and sale of the Membership Interests by Buyer within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Membership Interests except in  compliance with the Securities Act and any applicable state securities laws or pursuant to any exemption therefrom.

SECTION 4.6             Financing. Buyer has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable it to purchase the Membership Interests on the terms and conditions of this Agreement. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated herein.

SECTION 4.7             Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Buyer, threatened, against Buyer or any of its assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Entity, arbitrator or other Person that is reasonably likely to question, challenge the validity of, or have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement, the transactions contemplated herein or any action taken or proposed to be taken by Buyer pursuant hereto or in connection with the transactions contemplated herein.

SECTION 4.8             Brokers and Finders. No agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Buyer or which has been retained by or is authorized to act on behalf of Buyer is or would be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with the execution of this Agreement or upon consummation of the transactions contemplated herein.

ARTICLE V
COVENANTS

SECTION 5.1             Operation of the Company. Except for matters set forth in Schedule 5.1 of the Disclosure Schedule, prior to the Closing, except as requested or consented to by Buyer in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated in this Agreement, Seller shall, and covenants and agrees to cause the Company to:

(a)           operate the Company only in the Ordinary Course of Business;

(b)           use its commercially reasonable efforts to preserve intact the business of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relationships and goodwill with suppliers, distributors, sales representatives, customers, clients, landlords, lessors, creditors, employees, agents, and others having business relationships with the Company; provided, however, that neither this Section 5.1 nor any other provision of this Agreement shall require Seller or the Company or any of their Affiliates to make any payment in respect of the foregoing;

(c)           not take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.7 is reasonably likely to occur;

(d)           subject to, and to the extent permitted by, any applicable Laws, policies, practices, procedures or direction of any Governmental Entity, confer with Buyer concerning operational matters of a material nature;

(e)           provide to Buyer reports on the Company’s monthly operating results, prepared on a basis consistent with past practice, for each month after March 2006 within thirty (30) days after the end of such month; and

(f)            provide to Buyer the Unaudited June 30 Financial Statements.

SECTION 5.2             Access.

(a)           Between the date of this Agreement and the Closing Date, subject to, and to the extent permitted by, any applicable Laws, policies, practices, procedures or direction of any Governmental Entity, Seller shall, and shall cause its Related Persons and the Company and each of their respective Representatives to, (i) afford Buyer and its Representatives and Buyer’s prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) access, at reasonable times during normal business hours after first obtaining the written consent of Seller, to the Company’s personnel, premises, properties, Contracts, books and records, and other documents and data; provided, that Seller shall have the right to approve the number and identity of the Persons granted such access and to impose such other reasonable limitations as may be necessary to prevent unwarranted interruptions in the Company’s day-to-day operations, including the right to limit Buyer’s and Buyer’s Advisors’ access to certain specified individuals and the right to approve the purpose of any such access to the Company’s personnel, premises and properties, Contracts, books and records, and other documents and data, (ii) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request and (iii) otherwise cooperate with the investigation by Buyer and its Representatives of the Company, including, without limitation, any contact with regulators by or on behalf of Buyer in connection with obtaining the consents, registrations, approvals, declarations, permits or authorizations set forth in Schedule 3.4 of the Disclosure Schedule. The foregoing shall not require Seller or the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller is reasonably likely to result in the disclosure of any trade secrets of third parties, violate any of its obligations with respect to confidentiality or disclose information that does not relate exclusively to the Company. All requests for information made pursuant to this Section 5.2(a) shall be directed to an executive officer of Seller or such other person as may be designated by Seller, and shall not be granted to the extent deemed inconsistent with any Law, policy, practice, procedure or direction of any Governmental Entity.

(b)           Following the Closing and subject to, and to the extent permitted by, any applicable Laws, policies, practices, procedures or direction of any Governmental Entity, Buyer shall and shall cause its Related Persons and the Company and each of their respective Representatives to, (i) afford Seller and its Representatives access, at reasonable times during normal business hours after first obtaining the written consent of Buyer, to the Company’s personnel, premises, properties, Contracts, books and records, and other documents and data, (ii) furnish Seller and its Representatives with such additional financial, operating, and other data and information as Seller may reasonably request in order to prepare its Tax Returns and other documents and reports required to be filed with Governmental Entities and its financial statements or in connection with any Action against, investigations by any Governmental Entity of, or in connection with any Tax examination of, Seller and (iii) otherwise cooperate with the investigation by Seller and its Representatives of the Company. The foregoing shall not require Buyer to permit any inspection, or to disclose any information, that in the reasonable judgment of Buyer is reasonably likely to result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Buyer shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 5.2(b) shall be directed to an executive officer of Buyer or such other person as may be designated by Buyer.

SECTION 5.3             Required Approvals. Buyer shall use its reasonable best efforts promptly to prepare and file all documentation, including all applications, notices, petitions, filings and other documents, and to obtain any consents, registrations, approvals, declarations, permits or authorizations, necessary to consummate the transactions contemplated herein. Seller agrees to fully cooperate with Buyer in such matters, including, without limitation, executing, or causing the Company to execute, as the case may be, such applications, notices, petitions, filings and other documents required to be executed by Seller or the Company. Buyer shall keep Seller apprised of the status of matters relating to completion of the transactions contemplated herein, including promptly furnishing Seller with copies of all material notices or other material communications received by Buyer, from all third parties and Governmental Entities with respect to the transactions contemplated herein.

SECTION 5.4             Reasonable Best Efforts. Subject to Section 7.1(c), between the date of this Agreement and the Closing Date, each of the parties hereto shall, unless otherwise specified, use their respective reasonable best efforts to cause the conditions in Sections 6.1 and 6.2 to be satisfied as promptly as practicable.

SECTION 5.5             Publicity. The initial press release announcing the transactions contemplated herein shall be released jointly after consultation between the parties hereto and thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated herein and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange on which the securities of Ultimate Parent or Buyer are listed (in which case, the disclosing party shall make a good faith effort to notify the other party of such press release or public statement and provide the other party a copy of the proposed press release or public statement and an opportunity to provide comments thereon (which comments the disclosing party shall not unreasonably refuse to incorporate into such release or public announcement, except where such public statement is a filing under the federal securities laws, in which case the disclosing party may refuse to incorporate such comments in its sole discretion) at least two (2) Business Days prior to the time the release or statement is made public). Nothing in this Section 5.5 shall be construed to require Seller or the Company to consult with, or obtain the prior approval of, Buyer with respect to any internal communications made prior to the Closing by Seller or the Company to the Company’s employees.

SECTION 5.6             Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated herein are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expense. Without limiting the generality of the foregoing, each party shall pay all legal, accounting and investment banking fees, and other fees to consultants and advisors incurred by it, relating to this Agreement and the transactions contemplated herein (it being understood that expenses incurred directly by the Company shall be paid by the Company and appropriately accounted for in the calculation of the Purchase Price). Buyer shall pay all regulatory filing fees required in connection with Section 4.3 and Section 5.3 of this Agreement. Seller shall bear all expenses in respect of the Company’s redemption of the Financial Debt as contemplated by Section 6.1(g) of this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

SECTION 5.7             Further Assurances. To the extent permissible under Law and the policies, practices, procedures and directions of each relevant Governmental Entity, and subject to Section 7.1(c), at any time and from time to time after the Closing Date, the parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such further assurances, information, documents, instruments of transfer or assignment, files and books and records, and (c) do all such further acts and things, all as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

SECTION 5.8             Notification. Between the date of this Agreement and the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that it reasonably expects to (except as expressly contemplated herein) cause or constitute a breach of any such representation or warranty. If, in the reasonable opinion of Buyer, any such fact or condition of which Seller has notified Buyer would cause the condition set forth in Section 6.1(a) not to be satisfied (so that Buyer would not be required to consummate the purchase of the Membership Interests and to take the other actions to be taken by Buyer at the Closing), Buyer shall provide written notice to Seller to that effect no later than ten (10) days following receipt of any such notice from Seller. Between the date of this Agreement and the Closing Date, the notifying party shall promptly notify the other of the occurrence of any breach of any covenant, agreement, undertaking or obligation of it in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or not reasonably likely.

SECTION 5.9             Non-Competition; Non-Solicitation.

(a)           Non-Competition. In consideration of the benefits of this Agreement to Seller and in order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that for a period of sixty (60) months following the Closing Date it shall not, without the prior written consent of Buyer, engage in a business conducted in the continental United States that provides hazardous waste incineration services (a “Competing Business”); provided, however, that nothing herein shall restrict Seller from continuing to engage in any business that it engaged in (other than solely through the Company) at any time during the twenty-four (24) months prior to the Closing. Nothing in this Section 5.9(a) shall prohibit Seller from acquiring, directly or indirectly, control of a company (a “Subject Company”) if the Subject Company is not primarily engaged, directly or indirectly, in a Competing Business; provided that if in respect of any fiscal year during the sixty (60) months following the Closing Date the revenues Seller has received from the Subject Company that were generated from the provision of services that constitute a Competing Business exceed 10% of the total revenues Seller has received from the Subject Company, Seller shall divest the business of the Subject Company that provides the services that constitute a Competing Business within twelve (12) months from such fiscal year end.

(b)           Non-Solicitation.

(i)            Seller hereby covenants and agrees that for a period of twenty-four (24) months following the Closing Date neither it nor any of its Subsidiaries or Related Persons shall, without the prior written consent of Buyer, directly or indirectly, solicit for employment any current employee of the Company (other than the individuals listed in Schedule 5.9(b) of the Disclosure Schedule, such individuals the “Retained Employees”); and

(ii)           Buyer hereby covenants and agrees that for a period of twelve (12)  months following the Closing Date neither it nor any of its Subsidiaries or Related Persons shall, without the prior written consent of Seller, directly or indirectly, solicit for employment any current employee of Seller or its Affiliates (other than any Acquired Employee), provided, however, that (x) general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed a solicitation for purposes of this Section 5.9(b) and (y) a party, its Related Persons and Representatives shall not be prohibited from employing any such person who contacts it, its Related Persons and Representatives on his or her own initiative and without any solicitation by such party, its Related Persons and Representatives.

SECTION 5.10           Employee Benefit Plans.

(a)           Following the Closing Date, Buyer shall provide each of the Acquired Employees with pension and welfare benefits that are at least as favorable as the pension and welfare benefits that Buyer makes available to its similarly situated employees.

(b)           Except as otherwise required by Law, Buyer shall provide, or cause the Company to provide, severance benefits, determined in accordance with the Company’s severance payment schedule set forth in Schedule 5.10(b) of the Disclosure Schedule, to any Acquired Employee (but exclusive of any Retained Employee) whose employment is terminated during the one-(1) year period beginning on the Closing Date. Buyer expressly acknowledges that the Closing Payment reflects an adjustment in Buyer’s favor in respect of such anticipated severance expenses. All service with Seller, the Company or any ERISA Affiliate of Seller prior to the Closing Date by any Acquired Employee shall be treated as if it were service with Buyer or any of Buyer’s Affiliates for purposes of determining such severance benefits and for purposes of eligibility, vesting and accrual of benefits under all employee benefit plans provided to such Acquired Employee by the Company or Buyer following the Closing Date (other than accrual of benefits under defined benefit retirement plans), such determination, in each case, to be made on a basis consistent with Seller’s and the Company’s policies, except to the extent prohibited by applicable Law. Buyer shall, or shall cause the Company to, recognize for purposes of any vacation policy and sick leave program provided by Buyer or the Company to Acquired Employees following the Closing Date any benefits accrued by such Acquired Employee under the Company’s vacation policy and sick leave program through the Closing Date. Buyer shall, or shall cause the Company to, recognize for purposes of any health care and welfare plans provided by Buyer or the Company to Acquired Employees following the Closing Date any co-payments and deductibles paid by any Acquired Employee or dependent of such Acquired Employee under any Seller Benefit Plan with respect to health care expenses incurred prior to the Closing Date, and shall not exclude any preexisting conditions of any such Acquired Employee or dependents that were not excluded under the Seller Benefit Plans immediately prior to the Closing Date.

(c)           Buyer shall cause the Company to satisfy all obligations to reemploy or reinstate any individual who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, military leave or a leave under the Family and Medical Leave Act), or is otherwise absent from active employment for any other reason on the Closing Date and whose most recent employment prior to the Closing Date was as an employee of the Company.

(d)           Prior to the Closing Date, Seller shall cause the Company to adopt flexible spending account plans that are materially identical to the Seller Benefit Plans that are flexible spending account plans. As of the Closing Date, Seller shall spin off from its flexible spending account plans to the Company’s plans the portions of such plans attributable to Acquired Employees, and the Company shall thereafter assume and satisfy all liabilities and obligations under the spun-off portions of such plans, including the reimbursement of any expenses which were incurred prior to the Closing Date but which were not submitted for payment prior to the Closing Date.

(e)           Buyer shall cause one or more defined contribution plans maintained by Buyer, the Company or their Affiliates after the Closing Date to accept a direct rollover pursuant to Section 401(a)(31) of the Code of any eligible rollover distribution from any Seller Benefit Plan that is a qualified defined benefit or defined contribution plan which has been elected by any Acquired Employee who remains an employee of the Company on the date the distribution is made. Such a direct rollover may include the rollover in kind of any participant loan outstanding to the individual under such a qualified defined contribution plan on the date the direct rollover occurs.

(f)            Seller shall take all actions necessary to cause the Company to cease, as and where applicable, to be a participating employer in each Seller Benefit Plan as of the Closing Date, and to cause each Acquired Employee or dependent of any Acquired Employee to cease to be eligible for benefits under each Seller Benefit Plan with respect to expenses incurred or events occurring on or after the Closing Date, except for the Seller Benefit Plans set forth on Schedule 5.10(f) of the Disclosure Schedule.

(g)           Buyer shall be responsible for the administration of and shall assume any and all obligations, if any, arising on or after the Closing Date under the continuation coverage requirements of §§ 601 et seq. of ERISA and § 4980B of the Code (i.e., COBRA) with respect to the Acquired Employees and their beneficiaries.

(h)           No provisions of this Agreement shall create any third party beneficiary or other rights in any employee (including any beneficiary or dependent thereof) or any other persons in respect of continued employment with any of the Company, Seller or Buyer or any of their respective Affiliates, and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan, policy or arrangement which may be established or maintained by Seller, the Company or Buyer. No provision of this Agreement shall constitute a limitation on the right of Buyer, the Company or any of Buyer’s Affiliates to terminate at will, or cause the termination at will of, any employee of the Company.

(i)            To the extent that the Acquired Employees remain employed with the Company or Buyer or any of its Affiliates after the Closing, such Acquired Employees shall not be deemed to be in violation of any confidentiality or non-competition agreements with Seller or any of its Affiliates (other than the Company), if applicable, solely by virtue of their continuing employment by the Company from and after the Closing Date.

(j)            Prior to the Closing Date, Seller shall, or shall cause the Company to, satisfy the Company’s success fee and accelerated incentive compensation payment obligations existing under the letter agreements set forth on Schedule 5.10(j) of the Disclosure Schedule. Following the Closing Date, Buyer shall, or shall cause the Company to, satisfy the Company’s severance obligations existing under the letter agreements set forth on Schedule 5.10(j) of the Disclosure Schedule in accordance with their respective terms.

(k)           Prior to the Closing Date, Seller shall, or shall cause the Company to, satisfy any payment obligations of the Company accrued through the Closing Date under the annual incentive compensation plans set forth on Schedule 5.10(k) of the Disclosure Schedule.

SECTION 5.11       Retention of Records. Buyer shall retain, and cause the Company to retain, all books and records relating to (i) the Seller Benefit Plans, accounting or legal matters prior to the Closing for a period of at least seven (7) years from the date hereof and (ii) Taxes until the statute of limitations (inclusive of all extensions, waivers and tolling periods) in respect of the Tax Return for which such Tax records relate has expired; provided, however, that at the end of the period referenced in clause (i) and (ii), as the case may be, any such document or record may be disposed of by Buyer or the Company, if Buyer or the Company first offers to surrender possession thereof to Seller at Seller’s expense. Seller shall have the right during business hours, upon reasonable notice to Buyer or the Company, to inspect and make copies of any such records.

SECTION 5.12           Release of Financial Assurances.  In the event Seller or one of its Affiliates (other than the Company) is the obligor on a guaranty, performance bond, letter of credit or similar instrument for the benefit of the Company immediately prior to Closing (other than in respect of the Financial Debt), Buyer shall use its reasonable best efforts to cause Seller or such Affiliate to be released from such obligations as of the Closing, and shall provide substitute financial assurances that are substantially equivalent to such obligations as of the Closing. Buyer shall promptly reimburse Seller for any payments Seller or such Affiliate makes on or after the Closing in respect of such obligations.

SECTION 5.13           Plant Closings. Following the Closing, Buyer shall be (i) responsible for complying, or causing the Company to comply, with the notice and other requirements of the WARN Act with respect to any site of employment, or one or more facilities or operating units within any site of employment, of the Company and (ii) liable for any noncompliance by Buyer or the Company therewith.

SECTION 5.14           Assignment of Certain Rights. On the Closing Date or as soon as reasonably practicable thereafter, Seller and its Affiliates shall deliver to Buyer all duly authorized and executed instruments required to effect an assignment to Buyer of all of Seller’s and its Affiliates’ rights under each confidentiality agreement to which Seller or an Affiliate of Seller is a party entered into with a third-party in connection with the Company for the benefit of the Company.

SECTION 5.15           Change of Name. Within six (6) months after the Closing Date, Buyer shall, or shall cause the Company to, file with the office of the secretary of state of the State of Delaware documents to change the name of the Company to delete any reference to “Teris”, and Buyer and its Affiliates (including the Company) shall cease using all references to the name “Teris” or any other name, phrase or logo confusingly similar to any trademark currently in use by Seller or its Affiliates or any other trademark which may imply an association with or sponsorship by Seller or its Affiliates. During such six-(6) month period, Buyer and its Affiliates (including the Company) shall not use any reference to the name “Teris” or any other name, phrase or logo confusingly similar to any trademark currently in use by Seller or its Affiliates or any other trademark which may imply an association with or sponsorship by Seller or its Affiliates, other than within the continental United States. Following such six-(6) month period, Buyer and its Affiliates (including the Company) shall not create or order any new materials or displays which include the name “Teris” or any of Seller’s or its Affiliates’ other trademarks or logos. Buyer agrees to have removed any signage or use of Seller’s trademarks and destroy any remaining marketing materials prior to the conclusion of such six-(6) month period.

SECTION 5.16       Intercompany Obligations. Prior to the Closing, Seller will cause the payment, satisfaction and discharge of all intercompany loans outstanding between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand.

SECTION 5.17       Compliance with Insurance; Management of Litigation and Insurance. Following the Closing, Buyer shall, and shall cause the Company to, (i) fully comply with the terms of any insurance coverage in respect of the El Dorado Incidents, (ii) except as otherwise contemplated in this Section 5.17, manage any litigation in respect of the El Dorado Incidents, (iii) use its reasonable best efforts to pursue any available insurance in respect of third-party claims relating to the El Dorado Incidents and (iv) cooperate with Seller’s reasonable requests for informational updates regarding the status of such litigation and any insurance recoveries related thereto. Notwithstanding clause (ii) above, Seller may, at any time and at its option, notify Buyer and the Company that it will assume and thereafter control, at its own expense, the management of any specified litigation in respect of the El Dorado Incidents. In the event Seller elects to assume and control the management of any such litigation, Buyer shall, and shall cause the Company to, fully cooperate with Seller with respect thereto, including providing Seller access to such books and records of the Company, and to such Company personnel, as Seller may deem necessary or desirable, and shall take all such further actions as Seller may request from time to time, in order to facilitate Seller’s management thereof.

SECTION 5.18       Pending Claims Related to El Dorado Incidents. Immediately prior to Closing, in the event that the Company has not recovered fully on receivables for expected insurance reimbursement arising from the El Dorado Incidents (or on deductibles paid or other uninsured loss related thereto), Seller may, at its option, cause the Company to assign its rights in respect thereto to Seller or any of its Affiliates, and thereafter, Seller or such Affiliate may, at its own expense, continue to pursue such claims. In the event that Seller does not elect to cause the Company to effect such assignment, or such assignment by the Company is determined to be illegal or impermissible for any reason, then following the Closing, Buyer agrees to, and to cause the Company to, use its reasonable best efforts to pursue such claims, at Seller’s expense, and to promptly deliver to Seller any receivables or recoveries that the Company receives in respect thereof.

ARTICLE VI
CONDITIONS TO CLOSING AND DELIVERABLES

SECTION 6.1             Conditions to Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Membership Interests and to take the other actions to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

(a)           Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement (other than any representation or warranty in respect of which Seller has delivered a notice to Buyer, and Buyer has failed to deliver a notice to Seller, in each case pursuant to and in accordance with Section 5.8), which representations and warranties shall be deemed for purposes of this Section 6.1(a) not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true in all material respects as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 6.1(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of such representations or warranties to be so true and correct, in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

(b)           Covenants. All of the covenants, agreements, undertakings and obligations that Seller is required to perform or to comply with at or prior to Closing pursuant to this Agreement and the Agreement, dated as of May 3, 2006, among McKinsey & Company, Inc. United States, Seller and Buyer, shall have been duly performed and substantially complied with in all material respects or if breached, shall have been remedied, cured or waived at or prior to the Closing.

(c)           No Injunction. No temporary restraining order, preliminary or permanent injunction or other Order issued by a Governmental Entity prohibiting, preventing or enjoining the consummation of the transactions contemplated hereby shall be in effect.

(d)           Consents. Each of the consents, registrations, approvals, declarations, permits or authorizations set forth in Schedule 6.1(d) of the Disclosure Schedule shall have been obtained and be in full force and effect.

(e)           Resignations. Each of the members of the board of managers of the Company shall have tendered his or her written resignation from the board of managers effective upon consummation of the Closing.

(f)            Seller Parent Guarantee. Seller Parent shall have delivered a guarantee substantially in the form of Annex 6.1(f) hereto (the “Seller Parent Guarantee”).

(g)           Redemption of Financial Debt. The Financial Debt shall have been redeemed in whole.

(h)           Audit Reports and Consents. Buyer shall have received (i) manually signed counterparts of the reports of Moore Stephens Frost and Ernst & Young LLP with respect to the audited financial statements of the Company described in Section 3.6(a)(i) and (ii) consents, manually signed by each of Moore Stephens Frost and Ernst & Young LLP, to Buyer’s inclusion of such reports in the Report on Form 8-K to be filed by Buyer pursuant to the Securities Exchange Act in connection with the transactions contemplated hereunder, and Buyer’s incorporation by reference of such reports in Buyer’s registration statements on Forms S-3 and S-8 under the Securities Act, for which Buyer shall have provided to Seller prior to Closing the applicable registration file numbers.

SECTION 6.2         Conditions to Obligations of Seller. The obligation of Seller to consummate the sale of the Membership Interests and to take the other actions to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):

(a)           Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true in all material respects as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of such representations or warranties to be so true and correct, in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Buyer.

(b)           Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with at or prior to Closing pursuant to this Agreement and the Agreement, dated as of May 3, 2006, among McKinsey & Company, Inc. United States, Seller and Buyer, shall have been duly performed and substantially complied with in all material respects or if breached, shall have been remedied, cured or waived at or prior to Closing.

(c)           No Injunction. No temporary restraining order, preliminary or permanent injunction or other Order issued by a Governmental Entity prohibiting, preventing or enjoining the consummation of the transactions contemplated hereby shall be in effect.

SECTION 6.3             Documentation to be Delivered at Closing. In addition to the instruments and documents required by this Agreement to be exchanged or delivered by the parties at Closing:

(a)           As to Seller. At the Closing, Seller shall deliver to Buyer:

(i)            a certificate or certificates evidencing all of the then issued and outstanding Membership Interests, duly endorsed in blank, in proper form for transfer, and with any requisite transfer tax stamps properly affixed thereto;

(ii)           a certificate dated as of the Closing Date and signed by a senior executive officer or officers, representing that the conditions referred to in Sections 6.1(a) and 6.1(b) have been satisfied;

(iii)          an incumbency certificate certifying as to the names and signatures of the officers authorized to sign this Agreement and each of the documents to be delivered hereunder;

(iv)          minute books and all books, papers, records, and other property belonging to the Company;

(v)           resignation letters of each member of the board of managers of the Company, effective upon consummation of the Closing;

(vi)          a certificate signed by an officer of Seller stating that Seller is not a foreign person, in a form that complies with Treasury Regulations Section 1.1445-2(b)(2)(i); and

(vii)         an opinion or opinions from counsel (including in-house counsel as to the matters of authorization, execution and delivery) addressed to Buyer and dated as of the Closing Date as to the due authorization, execution and delivery of this Agreement by Seller and the validity and enforceability thereof, and as to the due authorization, execution and delivery of the Seller Parent Guarantee and the validity and enforceability thereof.

(b)           As to Buyer. At the Closing, Buyer shall deliver to Seller:

(i)            the cash payment contemplated by Section 1.2 by wire transfer of immediately available funds or by such other means as mutually agreed upon by the parties;

(ii)           a certificate, dated as of the Closing Date and signed by a senior executive officer or officers, representing that the conditions referred to in Sections 6.2(a) and 6.2(b) have been satisfied;

(iii)          an incumbency certificate certifying as to the names and signatures of the officers authorized to sign this Agreement and each of the documents to be delivered hereunder; and

(iv)          an opinion or opinions from counsel (including in-house counsel as to the maters of authorization, execution and delivery) addressed to Seller and dated as of the Closing Date as to the due authorization, execution and delivery of this Agreement by Buyer and the validity and enforceability thereof.

ARTICLE VII
TERMINATION

SECTION 7.1             Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the purchase of the Membership Interests contemplated herein may, by written notice, be terminated at any time prior to the Closing Date:

(a)           by either Buyer or Seller, upon their mutual written consent;

(b)           by either Buyer or Seller, without liability to the terminating party on account of such termination if the Closing has not occurred (other than through the failure of the  party seeking to terminate this Agreement to comply fully with its obligations hereunder) on or before November 30, 2006, or such other date as Buyer and Seller may mutually agree to (the “Outside Date”);

(c)           by either Buyer or Seller, if any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Order, or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Membership Interests or the consummation of any other transactions contemplated herein and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party that has failed to comply fully with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such Order; provided further, that in the event any Governmental Entity with jurisdiction over the enforcement of any applicable antitrust or competition Laws provides notice to Buyer that Buyer is required, as a condition to the approval of the transactions contemplated hereunder, to agree to dispose of or divest particular assets or categories of assets, or businesses, of the Company (or, in lieu thereof, approximately equivalent assets or categories of assets and businesses of Buyer or its Subsidiaries or any Related Person of Buyer), and Buyer has used its reasonable best efforts to cause such Governmental Entity to withdraw or otherwise waive such condition to the approval of the transactions contemplated hereunder, but such efforts have been unsuccessful, Buyer may terminate this Agreement pursuant to this Section 7.1(c) by delivering to Seller written notice of such termination and a cash payment in the amount of $2,500,000 by wire transfer of immediately available funds to an account specified by Seller;

(d)           by Buyer, if any of the conditions set forth in Section 6.1 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by Buyer; or

(e)           by Seller, if any of the conditions set forth in Section 6.2 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by Seller.

SECTION 7.2             Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement (other than Section 5.6 (Expenses), this Section 7.2, Section 10.4 (Notices), Section 10.5 (Governing Law), Section 10.6 (Arbitration) and Section 10.8 (Confidentiality), which shall remain in full force and effect) shall forthwith become null and void and no party hereto (or any of their respective Representatives or stockholders) shall have any Liability or further obligation to any other party hereto, except as provided in this Section 7.2; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to fully comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

SECTION 8.1             Survival of Representations and Warranties. The representations and warranties made herein shall terminate as provided in this Section 8.1. Upon such termination, no party shall have any liability to the other party with respect to a claim of violation of a representation or warranty unless the party entitled to indemnification pursuant to this Article VIII (the “Indemnified Party”) shall have complied with the provisions of Section 8.5 and shall have given appropriate notice to the party liable for indemnification pursuant to this Article VIII (the “Indemnifying Party”) before the termination of the relevant representation or warranty as provided in this section.

All of the representations and warranties of the parties shall survive the Closing for twenty-four (24) months following the Closing Date, except for (i) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3 (Corporate Authority; Enforceability), 3.20 (Insurance Relating to El Dorado Incidents), 4.1 (Organization and Good Standing) and 4.2 (Corporate Authority; Enforceability), which shall survive the execution and delivery of this Agreement and the Closing without limitation, (ii) the representations and warranties contained in Section 3.9 (Taxes), which shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect to the matters addressed in such Section and (iii) the representations and warranties contained in Section 3.16 (Environmental Matters), which shall survive the execution and delivery of this Agreement and the Closing for sixty (60) months following the Closing Date.

SECTION 8.2             Indemnification and Reimbursement by Seller. Except as otherwise provided in this Article VIII, Seller shall indemnify and hold harmless Buyer and its successors and assigns permitted pursuant to Section 10.1 (collectively, the “Buyer Indemnified Persons”) from and against, and shall reimburse the Buyer Indemnified Persons for, any and all out of pocket losses, out of pocket expenses (including costs of investigation and defense and reasonable attorneys’ and accountants’ fees) or out of pocket damages, whether or not involving a third-party claim, in all cases net of amounts taken into account in accordance with Section 8.7 (collectively, “Damages”), incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with:

(a)           Any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement, other than those in Section 3.9 (Taxes), Section 3.16 (Environmental Matters), Section 3.20 (Insurance Relating to El Dorado Incidents) or those, if any, that have been waived in writing by Buyer or of which Seller notified Buyer in writing prior to the Closing and in respect of which Buyer provided written notice to Seller in accordance with Section 5.8 that such breach would cause, in the reasonable opinion of Buyer, the condition set forth in Section 6.1(a) not to be satisfied; provided, that a claim in writing in reasonable detail with respect thereto is made by Buyer to Seller on or before the applicable termination date set forth in Section 8.1;

(b)           Any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Seller set forth in this Agreement, other than those, if any, that have been waived in writing by Buyer; or

(c)           Any breach of or inaccuracy in any representation or warranty made by Seller in Section 3.16 (Environmental Matters) of this Agreement, other than those, if any, that have been waived in writing by Buyer or of which Seller notified Buyer in writing prior to the Closing and in respect of which Buyer provided written notice to Seller in accordance with Section 5.8 that such breach would cause, in the reasonable opinion of Buyer, the condition set forth in Section 6.1(a) not to be satisfied; provided, that a claim in writing in reasonable detail with respect thereto is made by Buyer to Seller on or before the applicable termination date set forth in Section 8.1. Notwithstanding the foregoing, the parties agree that Seller shall not have any indemnification obligations pursuant to this Section 8.2(c) with respect to any Damages based on, arising out of, resulting from, relating to, or in connection with (i) facts and circumstances in existence prior to July 25, 2001, in which case Buyer acknowledges its sole remedy shall be the Company’s right to indemnification set forth in Section 9.1(a) of the ENSCO Agreement and (ii) conditions or activities at the HEAT Site, in which case Buyer acknowledges its sole remedy shall be the Company’s right to any indemnity proceeds under the indemnification provisions set forth in the HEAT Settlement Agreement. In the event that the Company makes any payment pursuant to Article I, Section H.2 of the HEAT Settlement Agreement following the Closing Date in respect of a Loss (as defined in the HEAT Settlement Agreement), and subject to compliance by the Company with Section 8.5 and Section 8.6 hereof, Seller will promptly reimburse the Company in an amount equal to such amount paid by the Company; provided, that in no event shall Seller be required to reimburse the Company for any amounts paid in respect of a Loss for which Seller or Seller Parent have previously made a payment pursuant to Article I, Section H.2 of the HEAT Settlement Agreement. Notwithstanding the foregoing, Seller shall have no obligation to reimburse the Company for any payment made in respect of a Liability taken into account for purposes of calculating the Purchase Price.

(d)           Any breach of or inaccuracy in any representation or warranty made by Seller in Section 3.20 (Insurance Relating to El Dorado Incidents) of this Agreement, other than those, if any, that have been waived in writing by Buyer.

SECTION 8.3             Indemnification and Reimbursement by Buyer . Except as otherwise provided in this Article VIII, Buyer shall indemnify and hold harmless Seller and its successors and assigns permitted pursuant to Section 10.1 (collectively, the “Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, any and all Damages incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with:

(a)           any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement, other than those, if any, that have been waived in writing by Seller or of which Buyer notified Seller in writing prior to the Closing; provided, that a claim in writing in reasonable detail with respect thereto is made by Seller to Buyer on or before the applicable termination date set forth in Section 8.1;

(b)           any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Buyer set forth in this Agreement, other than those, if any, that have been waived in writing by Seller;

(c)           the WARN Act resulting or arising from or otherwise relating to any act or omission to act by or of Buyer, the Company or an Affiliate (after the Closing Date) with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company;

(d)           any claim made against Seller or its Affiliates by an employee of the Company relating to the termination of such employee by Buyer, the Company or an Affiliate after the Closing; or

(e)           the operations of the Company, except to the extent such Damages are subject to indemnification by Seller pursuant to Section 8.2.

SECTION 8.4             Limitations on Indemnification Obligations.

(a)           Seller’s aggregate liability for all Damages under Section 8.2(a) and Section 8.2(c) shall be limited to an amount not to exceed $8,000,000 (the “Cap”); provided that Seller’s aggregate liability for all Damages in respect of any liability of Seller for Taxes as set forth in Section 9.1(a) shall not be subject to this limitation and shall not be taken into account in applying this provision.

(b)           With respect to all Damages subject to indemnification pursuant to Section 8.2(a), Section 8.2(c) or Section 9.1, Seller shall not be required to indemnify the Buyer Indemnified Persons for any Damages (or series of related Damages) of less than $25,000 (“De Minimis Loss”).

(c)           Any Liability taken into account for purposes of calculating the Working Capital Adjustment or for which reserves are included on the Interim Balance Sheet shall not be subject to indemnification under this Article VIII up to the respective amounts included in such calculation or such reserves.

(d)           In no event shall Seller be liable to Buyer for damages on account of loss of anticipated profits or any consequential damages whatsoever from the transactions contemplated by this Agreement.

(e)           Notwithstanding anything to the contrary contained herein (other than Section 8.4(b) and Section 8.7), the indemnification obligations of the parties in respect of Taxes are exclusively the subject of Article IX and are not the subject of or otherwise covered by this Article VIII.

SECTION 8.5         Notice and Payment of Claims.

(a)           Notice. Subject to the provisions of Section 8.6 of this Agreement, the Indemnified Party shall notify the Indemnifying Party as soon as reasonably practicable, but in no event later than ten (10) days, after the Indemnified Party becomes aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined to have given rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.

(b)           Payment. In the event an action for indemnification under this Article VIII shall have been finally determined, such final determination shall be paid to Seller or Buyer, as the case may be, on demand in immediately available funds in U.S. dollars. An action, and the liability for and amount of Damages therefor, shall be deemed to be “finally determined” for purposes of this Article VIII when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Order shall have been entered.

SECTION 8.6             Procedure for Indemnification - Third Party Claims.

(a)           If any third party shall notify the Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this Article VIII, then the Indemnified Party shall promptly (and in any event within ten (10) days after receiving notice of the Third Party Claim) notify an Indemnifying Party thereof in writing. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.

(b)           Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c)           Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(d)           In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

SECTION 8.7         Mitigation of Damages.

(a)           If any event shall occur which would otherwise entitle an Indemnified Party to assert a claim for indemnification hereunder, no Damages shall be deemed to have been sustained by such Indemnified Party to the extent of any:

(i)            net proceeds received by such Indemnified Party from any insurance policy of the Company in effect at any time prior to the Closing (less the costs of recovering such proceeds, retrospective premium adjustments, experience-based premium adjustments or other forms of self-insurance), with respect thereto,  from which policies the parties hereto shall make claims for recovery; or

(ii)           any offsetting Tax benefits received or to be received by the Indemnified Party.

(b)           An Indemnified Party shall pay over to the Indemnifying Party, immediately upon receipt thereof, (i) all insurance recoveries received by the Indemnified Party in respect of, and (ii) all other amounts recovered by the Indemnified Party in reduction, refund or rebate of, or credit for, in each case, any Liability in respect of which the Indemnifying Party has made a payment to the Indemnified Party pursuant to this Article VIII.

SECTION 8.8             Exclusive Remedy. The parties hereto acknowledge and agree that, subject to the provisions of Sections 10.6 and 10.8(e) of this Agreement, the foregoing indemnification provisions in this Article VIII shall be the exclusive remedy of the parties with respect to the transactions contemplated by this Agreement (other than as otherwise expressly provided herein). Each party hereto hereby waives, to the extent that it may do so, any other rights or remedies that may arise at law or in equity, including under any applicable statute, rule or regulation.

ARTICLE IX
TAX MATTERS

SECTION 9.1             Liability for Taxes and Related Matters.

(a)           Seller Liability for Taxes. Except to the extent treated as a liability in the calculation of the Working Capital Adjustment, Seller shall be liable for and indemnify Buyer for all Taxes imposed on or due from the Company (i) for any taxable year or period that ends on or before the Closing Date (a “Pre-Closing Period”), and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year ending on and including the Closing Date. Except to the extent treated as an asset in the calculation of the Working Capital Adjustment, Seller shall be entitled to any refund of Taxes of the Company received for such periods.

(b)           Buyer Liability for Taxes. Buyer shall be liable for and indemnify Seller for all Taxes imposed on or due from the Company for any taxable year or period that begins after the Closing Date (a “Post-Closing Period”) and, with respect to any Straddle Period, the portion of such taxable year beginning after the Closing Date.

(c)           Taxes for Straddle Periods. To the extent permitted by law or administrative practice in each relevant jurisdiction, the taxable year of the Company shall be closed at the close of business on the Closing Date. To the extent that the taxable year of the Company is not closed pursuant to the previous sentence and it is therefore necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (other than net operating losses and tax credits carried forward from years ending prior to the Closing Date), shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date. Net operating losses and tax credits carried forward from year ending prior to the Closing shall be allocated first, to the extent that they can be utilized, to the taxable year or period ending on the Closing Date.

(d)           Adjustment to Purchase Price. Any payment by Buyer, on the one hand, or Seller, on the other hand, under this Section 9.1, pursuant to Article VIII or pursuant to Section 1.3 will be treated as an adjustment to the Purchase Price for all Tax purposes.

(e)           Tax Returns. Seller shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or for the Company for taxable years or periods ending on or before the Closing Date, and Buyer shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or for the Company for taxable years or periods ending after the Closing Date. If Seller could be liable for any Taxes with respect to any Tax Return filed by Buyer, Buyer shall (i) cause such Tax Return to be prepared on a basis which is consistent with the Company’s Tax Returns previously filed and in accordance with past practices, (ii) deliver a copy of such Tax Return along with accompanying work papers to Seller not less than thirty (30) days prior to the due date (as extended, if applicable) for the filing of such Tax Return (the “Due Date”), (iii) if, at any time prior to the Due Date, Seller notifies Buyer that Seller objects to any item reflected on such Tax Return which item may affect Seller’s liability for Taxes,  Buyer shall, prior to the Due Date, make any and all changes to such item or items  requested by the Seller and Buyer shall not file any such Tax Return until it has made such changes and received Seller’s agreement thereto. If Buyer has fully complied with this Section 9.1(e) with respect to a Tax Return to be filed by Buyer, Seller shall pay Buyer the Taxes for which Seller is liable pursuant to Section 9.1(a) but which are payable with such Tax Return within five (5) days (x) prior to the Due Date for the filing of such Tax Returns or (y) after the date that Buyer has provided Seller with the revised Tax Return referred to in clause (iii) of the previous sentence, whichever is later. If Buyer fails to satisfy any of its obligations pursuant to this Section 9.1(e) with respect to any Tax Return, Seller shall, in addition to any other remedies available to Seller, have no obligation to indemnify Buyer for any Taxes reflected on such Tax Return.

(f)            Contest Provisions. Buyer shall promptly notify Seller and provide a copy of such notification to the Tax Director of Seller Parent in writing upon receipt by Buyer, any of its Affiliates or the Company of notice of any pending, proposed, threatened or actual Tax audit or Tax deficiency, assessment or other claim which may affect the Taxes for any Pre-Closing Period or any Straddle Period for which Seller would be liable pursuant to Section 9.1(a). Seller shall promptly notify Buyer in writing upon receipt by Seller or any of its Affiliates of notice of any pending, proposed, threatened or actual Tax audit or Tax deficiency, assessment or other claim which may affect the Taxes for any Straddle Period for which Buyer would be liable pursuant to Section 9.1(b). Seller shall have the sole right to control the defense in any Tax audit or administrative or court proceeding (a “Tax Contest”) relating to any Pre-Closing Period of the Company and to employ counsel and other advisors of its choice at its expense.

In the event of any Tax Contest relating to a Straddle Period of the Company, (i) to the extent the issues can be separated into those for which Seller would be liable under Section 9.1(a) and those for which Buyer would be liable under Section 9.1(b), then each of Seller and Buyer shall control the defense of those issues for which it would be liable, employing counsel and other advisors of its own choice, at its expense, (ii) with respect to all other issues, Buyer shall be entitled to control the defense employing counsel and other advisors of its choice at its expense, provided that Seller (along with counsel and other advisors of its choice) shall be entitled to participate in the defense of and to take over such defense if Buyer is not prosecuting the defense diligently, vigorously and professionally. Neither Buyer nor the Company may agree to settle any Tax claim which may affect the Taxes for which Seller would be liable under Section 9.1(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

SECTION 9.2             Transfer Taxes. Any transfer taxes arising from the sale of the Membership Interests shall be borne by Buyer.

SECTION 9.3             Allocation of Purchase Price. Buyer and Seller acknowledge that for U.S. Federal income tax purpose and certain state income tax purposes, the purchase of the Company will be treated as the purchase of assets and the assumption of liabilities by the Buyer. Buyer and Seller agree to determine the total amount of the consideration for such purchase (which shall include the Purchase Price, all adjustments thereto and the amount of the liabilities of the Company treated as assumed by the Buyer for Tax purposes) and to allocate such consideration among the assets of the Company for all Tax purposes in accordance with the rules under Section 1060 of the Code. Prior to Closing, Seller will prepare and provider to Buyer a preliminary allocation schedule setting forth the estimated amount of the consideration and its allocation, and such schedule shall be finalized and agreed to after the Purchase Price is determined.  Seller and Buyer agree to file IRS Forms 8594 reporting such determination and allocation and to follow such determination and allocation for all Tax reporting purposes. If the total consideration is adjusted after the final allocation schedule has been prepared and agreed to, Seller will prepare and provide to Buyer a revised allocation schedule and Buyer and Seller will file amended IRS Forms 8594 reflecting the revised allocation schedule.

SECTION 9.4             No Tax Withholding. Provided that Seller has delivered the certificate described in Section 6.3(a)(vi), Buyer shall not withhold any amount in respect of Taxes from the Purchase Price.

ARTICLE X
MISCELLANEOUS

SECTION 10.1           Assignments; Successors; No Third Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other party hereto (which may not be unreasonably withheld or delayed), and any purported such assignment without such consent shall be void. Subject to the foregoing, this Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of the parties hereto and their successors and permitted assigns and the parties indemnified pursuant to Article VIII. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

SECTION 10.2           Entire Agreement. This Agreement, including the Disclosure Schedule and exhibits hereto and the other agreements and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof, constitutes the entire agreement and understanding and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent, Related Person or Representative of any party hereto. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

SECTION 10.3           Amendment or Modification. This Agreement may be amended or modified only by written instrument signed by all of the parties hereto.

SECTION 10.4           Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service (such as Federal Express), or by other messenger (or, if delivery is refused, upon presentment), or upon receipt by facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

(a)   If to Buyer:

Clean Harbors, Inc.

1501 Washington Street

Braintree, MA 02185

Telephone: 781-849-1800

Facsimile: 781-848-1632

Attention: Chief Financial Officer

With a copy to:

Davis, Malm & D’Agostine, P.C.

One Boston Place, 37th Floor

Boston, MA 02108

Telephone: 617-589-3803

Facsimile: 617-305-3103

Attention: C. Michael Malm

(b)                                 If to Seller:

SITA U.S.A., Inc.

c/o Suez Environnement, S.A.

1, Rue d’Astorg

75383 Paris Cedex 08 France

Telephone: +33 (0) 1-58-185000

Facsimile: +33 (0) 1-58-184863

Attention: Directeur Juridique

With a copy to:

Suez Environnement, S.A.

1, Rue d’Astorg

75383 Paris Cedex 08 France

Telephone: +33 (0) 1-58-185000

Facsimile: +33 (0) 1-58-184863

Attention: Directeur Juridique

And a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Attention: Richard A. Pollack

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

SECTION 10.5           GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 10.6               Arbitration.

(a)           Except as set forth in Section 10.6(b), any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules, and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one (1), and such arbitrator shall be selected by mutual agreement of the parties, if possible, and thereafter by the administering authority, and the place of arbitration shall be New York, New York. The arbitrator may award the costs of the arbitration to the prevailing party and should in so doing consider the extent (in percentage terms, if possible) to which each party has prevailed on its claims or counterclaims. The arbitrator will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. Either party may make an application to the arbitrator seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(b)           The provisions of Section 10.6(a) shall not apply to the matters described in Section 1.3 of this Agreement, which shall be resolved as described therein.

SECTION 10.7           Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

SECTION 10.8           Confidentiality.

(a)           Following the Closing, Seller shall treat as confidential and shall safeguard and not use to the detriment of Buyer or its Affiliates any and all information, knowledge and data of the Company by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller used with respect thereto prior to the execution of this Agreement.

(b)           Buyer shall treat as confidential and shall safeguard and not use to the detriment of Seller or its Affiliates any information relating to the business of Seller and its Affiliates; provided, however, that nothing in this Section 10.8(b) shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Buyer to whom such disclosure is necessary or desirable in the conduct of the business of the Company following the Closing if such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to comply with the provisions of this Section 10.8(b). Buyer acknowledges that its failure to maintain as confidential any and all information of Seller and its Affiliates, in accordance with this Section 10.8(b), could cause Seller and its Affiliates irreparable harm and, thus, it agrees to use its best efforts to maintain as confidential and safeguard such information.

(c)           The parties hereto acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is or becomes generally available to the public other than as a result of disclosure of a party in breach of this Section 10.8, (ii) is required to be disclosed by a court or Governmental Entity of competent jurisdiction, (iii) was or becomes available to a party hereto on a non-confidential basis from a source (other than the party owing a duty of confidentiality under this Section 10.8) or (iv) is necessary or appropriate to be disclosed in making a filing required by Law or for obtaining any consent or approval required for the consummation of the transactions contemplated herein.

(d)           If the transactions contemplated by this Agreement are not consummated for any reason, the parties hereto shall promptly return to each other all books, records and any other information (whether written or in electronic form) furnished by a party, its Affiliates or Representatives (including all copies, if any, thereof).

(e)           In the event of a breach of the obligations hereunder by Buyer or Seller, the aggrieved party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 10.8 in any court of competent jurisdiction.

SECTION 10.9              Actions of the Company. Whenever this Agreement requires the Company to take any action, such requirement shall be deemed to involve, with respect to actions to be taken at or prior to the Closing, an undertaking on the part of Seller to cause the Company to take such action and, with respect to actions to be taken after the Closing, an undertaking on the part of Buyer to cause the Company to take such action.

SECTION 10.10            Descriptive Headings; Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to,” and (e) references to “hereunder” or “herein” relate to this Agreement.

SECTION 10.11            Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

SECTION 10.12            Knowledge. When references are made in this Agreement to information being “to the knowledge of Seller” or similar language, such knowledge shall refer to the knowledge of the officers set forth in Schedule 10.12 of the Disclosure Schedule. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter (and shall not include any deemed or constructive knowledge or awareness).

SECTION 10.13            Schedules. The disclosure of any matter in any schedule to the Disclosure Schedule shall be deemed to be a disclosure for all other schedules of the Disclosure Schedule in respect of which it is evident such matter relates, but shall expressly not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement.

SECTION 10.14            Definitions. For the purposes of this Agreement:

“AAA” has the meaning set forth in Section 10.6(a) herein.

“Accounting Expert” has the meaning set forth in Section 1.3(d) herein.

“Accounts Receivable” has the meaning set forth in Section 3.6(c) herein.

“Acquired Employee” means any active employee of the Company on the Closing Date, plus any employee of the Company who is on leave of absence, paid or unpaid, or who is otherwise absent from active employment for any other reason and whose employer-employee relationship with the Company has not been terminated by the Company prior to the Closing Date.

“Action” means a civil, criminal or administrative action, suit, demand, claim, hearing, proceeding (including without limitation any dispute resolution proceeding) or investigation.

“Adjustment Amount” has the meaning set forth in Section 1.3(c) herein.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, each Subsidiary of such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

“Balance Sheet” has the meaning set forth in Section 3.6(a) herein.

“Bankruptcy Exception” has the meaning set forth in Section 3.3 herein.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or authorized to be closed in the City of New York.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer’s Advisors” has the meaning set forth in Section 5.2(a) herein.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2 herein.

“Cap” has the meaning set forth in Section 8.4(a) herein.

“Closing” has the meaning set forth in Section 2.1 herein.

“Closing Date” has the meaning set forth in Section 2.1 herein.

“Closing Payment” has the meaning set forth in Exhibit 1.2 hereto.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” has the meaning set forth in the recitals herein.

“Company’s Organizational Documents” has the meaning set forth in Section 3.1(b) herein.

“Competing Business” has the meaning set forth in Section 5.9(a) herein.

“Contract” means an agreement, license, lease, sublease, insurance policy, understanding, contract, license, instrument of indebtedness, mortgage, indenture, promise, undertaking or other commitment or obligation.

“Damages” has the meaning set forth in Section 8.2 herein.

“De Minimis Loss” has the meaning set forth in Section 8.4(b) herein.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Due Date” has the meaning set forth in Section 9.1(e) herein.

“El Dorado Incidents” means the fires at the Company’s El Dorado facility on January 2, 2005 and July 2, 2005.

“ENSCO Agreement” means the Asset Purchase Agreement, by and among the Company, Environmental Systems Company, ENSCO, Inc., MSE Environmental, Inc. and ENSCO West, Inc., dated as of June 27, 2001, as amended by the Settlement and Release Agreement and Amendment No. 1 to the Asset Purchase Agreement, dated October 30, 2003.

“Environmental Law” means any and all federal, state or local law, the common law, or judicial or administrative decision, regulation or order, regulating, pertaining to or imposing liability, penalties or fines for: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, recycling, sale, handling, transport, use, reuse, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution of the environment or the protection of human health, safety or welfare from exposure to any Hazardous Substance; or (iv) the protection of the environment, wildlife, marine sanctuaries and wetlands, including but not limited to all endangered and threatened species. Environmental Laws shall include, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act; the Solid Waste Disposal Act; the Toxic Substances Control Act; the Atomic Energy Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Clean Water Act; the Clean Air Act; the Oil Pollution Act of 1990; the Emergency Planning and Community Right to Know Act; the National Environmental Policy Act; the Endangered Species Act; and the Safe Drinking Water Act, in each case, as amended.

“ERISA” has the meaning set forth in Section 3.10(a) herein.

“ERISA Affiliate” means any entity required to be treated as a single employer with Seller under Section 414 of the Code or Section 4001 of ERISA, other than the Company.

“Finally determined” has the meaning set forth in Section 8.5(b) herein.

“Financial Assurances” has the meaning set forth in Section 3.19 herein.

“Financial Debt” has the meaning set forth in Exhibit 1.2 hereto.

“Financial Statements” has the meaning set forth in Section 3.6(a) herein.

“GAAP” means generally accepted accounting principles in the United States of America as in effect immediately prior to the Closing.

“Governmental Entity” means any federal, state, local, municipal, county or other governmental, quasi-governmental, judicial, legislative, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof).

“Hazardous Substance” means (i) those materials, pollutants and/or substances defined as such in the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; and (iv) radon.

“HEAT Settlement Agreement” means HEAT Site, Sales and Marketing, and Procurement Settlement Agreement, among Seller Parent, Seller, the Company, Rhodia, Inc., Rhodia S.A. and HEAT Treatment Services Inc., dated December 13, 2004.

“HEAT Site” means the real property formerly owned by the Company located at 4460 Singleton Boulevard, Dallas, Texas, 75212.

“IFRS” means International Financial Reporting Standards as in effect immediately prior to the Closing.

“Indemnified Party” has the meaning set forth in Section 8.1 herein.

“Indemnifying Party” has the meaning set forth in Section 8.1 herein.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(a) herein.

“IP Rights” has the meaning set forth in Section 3.17(a) herein.

“IRS” means the United States Internal Revenue Service.

“Knowledge” has the meaning set forth in Section 10.12 herein.

“Law” means any federal, state, foreign or local law, statute, ordinance, rule, regulation, Order, judgment, award, declaration, decision or decree by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.13(c) herein.

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

“LIBOR” means (i) an one-month London interbank offered rate shown on page 3750 of Telerate or any successor page as the composite offered rate for London interbank dollar deposits as shown under the heading “USD,” as of 11:00 a.m. London time on the second Business Day preceding the Closing Date; (ii) if the rate specified in clause (i) of this definition does not appear, an interest rate per annum based on the rates at which dollar deposits for such specified period are displayed on page ”LIBO” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m. London time on the second Business Day preceding the Closing Date, it being understood that if two or more rates appear on such page, LIBOR will be the arithmetic average of such displayed rates and if fewer than two such rates are displayed, this clause (ii) of this definition shall not be applicable; and (iii) if the rate specified in clause (i) does not appear and if clause (ii) of this definition is not applicable, an interest rate per annum equal to the average of the rates per annum at which dollar deposits for such specified period in immediately available funds for delivery two (2) Business Days thereafter are offered by four leading banks in the London interbank dollar market selected by Seller at approximately 11:00 a.m. London time on such day.

“Liens” means any charges, claims, community property interests, conditions, conditional sale or other title retention agreements, covenants, easements, encumbrances, equitable interests, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, building use restrictions, rights of way, security interests, servitudes, statutory liens, variances, warrants, or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Material Adverse Effect” on a Person means a material adverse effect on the financial condition, properties, business, operations, assets, results of operations or prospects of the Person and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include an effect resulting from any change (i) in Law (with respect to the Company, other than any change in Law that has a materially disproportionate effect on the operations of the Company’s El Dorado facility as compared to the industry as a whole) or GAAP or interpretations thereof that apply to the Person, (ii) that is the result of factors generally affecting the industries in which the Person or its operations participates, (iii) in local, regional, national or international conditions affecting the business of such Person generally, (iv) in the United States economy or financial markets generally, (v) that is the result of an unplanned shutdown or extended outage of the Company’s El Dorado facility that has been remedied prior to Closing or (vi) that is the result of the public announcement of the transactions contemplated hereunder.

“Membership Interests” has the meaning set forth in the recitals herein.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator, other Governmental Entity or other tribunal of competent jurisdiction.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person, in a manner consistent with such Person’s past practice.

“Outside Date” has the meaning set forth in Section 7.1(b) herein.

“Owned Real Property” has the meaning set forth in Section 3.13(b) herein.

“Permitted Liens” has the meaning set forth in Section 3.13(a) herein.

“Person” means any individual, firm, corporation, general or limited partnership, limited liability company, Governmental Entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Post-Closing Period” has the meaning set forth in Section 9.1(b) herein.

“Pre-Closing Period” has the meaning set forth in Section 9.1(a) herein.

“Purchase Price” has the meaning set forth in Exhibit 1.2 hereto.

“Purchase Price Adjustment Items” has the meaning set forth in Exhibit 1.2 hereto.

“Real Property Leases” has the meaning set forth in Section 3.13(c) herein.

“Related Person” means, with respect to a Person, any Affiliate of such Person, and any officer, director, manager, partner, stockholder, member, employee, agent or representative of such Person or of any such Person’s Affiliates.

“Representatives” means, with respect to a Person, the officers, directors, managers, employees, agents, consultants, advisors or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Employees” has the meaning set forth in Section 5.9(b) herein.

“Review Period” has the meaning set forth in Section 1.3(b) herein.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Benefit Plans” has the meaning set forth in Section 3.10(a) herein.

“Seller Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller or any predecessor of or successor to Seller (or another such predecessor or successor).

“Seller Indemnified Persons” has the meaning set forth in Section 8.3 herein.

“Seller Parent” means Suez Environnement, S.A.

“Seller Parent Financial Statements” has the meaning set forth in Section 3.6(a) herein.

“Seller Parent Guarantee” has the meaning set forth in Section 6.1(f) herein.

“Service Date” means, with respect to an employee of the Company, the earlier of (i) the date such employee commenced employment at the Company or (ii) the date on which such employee is deemed to have commenced employment at the Company for purposes of the Seller Benefit Plans by reason of credit for employment by a prior employer.

“Statement of Objections” has the meaning set forth in Section 1.3(c) herein.

“Straddle Period” has the meaning set forth in Section 9.1(a) herein.

“Subject Company” has the meaning set forth in Section 5.9(a) herein.

“Subsidiary” means with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation’s board of directors (or similar governing body), or otherwise having the power to direct the business and policies of that corporation other than securities or interests having such power only upon the happening of a contingency that has not occurred.

“Tax” or “Taxes” shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company or the Seller Group, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Contest” has the meaning set forth in Section 9.1(f) herein.

“Tax Returns” means any return, report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.6(a) herein.

“Ultimate Parent” means Suez, S.A.

“Unaudited June 30 Financial Statements” has the meaning set forth in Section 3.6(a) herein.

“WARN Act” has the meaning set forth in Section 3.7(d) herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers duly authorized as of the date first written above.

SITA U.S.A., INC.

By:	/s/ ERIC GERNATH
Name: Eric Gernath
Title: Chief Executive Officer

CLEAN HARBORS, INC.

By:	/s/ ALAN S. McKIM
Name: Alan S. McKim
Title: Chief Executive Officer

EXHIBIT 1.2

The Purchase Price shall be calculated in accordance with the table and defined terms as set forth below:

Amount
Beginning with	$52,700,000(1)	(the Closing Payment),
then plus (if positive) or minus (if negative)	$	(the CapEx Adjustment),
then plus (if positive) or minus (if negative)	$	(the Working Capital Adjustment),
then plus	$	(the Cash Balance at Closing),
equals	$	(the “Purchase Price”), subject to the Purchase Price Cap.

(1)             Reflects a reduction in respect of anticipated severance expenses, which are for Buyer’s account.

where:

“Closing Payment” means $52,700,000. For the avoidance of doubt, the Closing Payment shall be determined without taking into account the Financial Debt;

“Financial Debt” means the aggregate principal amount outstanding of the (i) Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (Ensco, Inc. Project) Series 2000, (ii) Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (Ensco, Inc. Project) Series 2001, and (iii) Tax-Exempt Variable Rate Demand/Fixed Rate Environmental Facilities Revenue Bonds (Teris L.L.C. Project) Series 2000, each of which was issued by the Arkansas Development Finance Authority;

“CapEx Adjustment” means the difference between (a) the aggregate amount of capital expenditures that were included in the “2006 Budget Month by month.xls” file (attached as Annex 1 hereto) and actually made by the Company during the period beginning on January 1, 2006 and ending on the Closing Date and (b) the aggregate amount of capital expenditures that were anticipated to have been made by the Company during such period, according to the “2006 Budget Month by month.xls” file (with proration as required to the extent that the Closing Date occurs between measurement dates therein);

“Working Capital Adjustment” means the difference between (a) Working Capital as of Closing and (b) Working Capital as of March 31, 2006, which is calculated (utilizing the defined terms below) as follows:

Current Assets

Trade Accounts Receivables, net	22,627,000
Other Accounts Receivable	4,235,000
Parts Inventories	5,908,000
Prepaids and Other Current Assets	2,278,000

Subtotal	35,048,000

LESS: Affiliate Receivables	(2,179,000)
Receivables for Expected Insurance Reimbursement	(1,980,000)

Total Current Assets	30,889,000

Current Liabilities

Accounts Payable	11,067,000
Accrued Liabilities	6,218,000
Accrued Disposal Costs	3,485,000

Subtotal	20,770,000

LESS: Partial Reversal of Reserves	(200,000)

Total Current Liabilities	20,570,000

WORKING CAPITAL AS OF MARCH 31, 2006	10,319,000

“Working Capital” means the difference between:

(a) “Current Assets”, which for purposes of this Agreement is the sum of (i) trade accounts receivables, net, (ii) other accounts receivables, (iii) parts inventories and (iv) prepaid and other current assets, less (x) receivables for expected insurance reimbursement (which, as of March 31, 2006, was in the amount of $1,980,000)(2) and (y) receivables, if any, from any Affiliate of the Company, but (z) does not include cash; and

(2)           To the extent such expected insurance reimbursement (or recoveries for deductibles or other uninsured loss related thereto) is not received by the Company prior to Closing, Seller shall have the option to cause the assignment by the Company of such claims to Seller or any of its Affiliates.  If Seller does not elect to cause such assignment, or if such assignment is determined to be illegal or impermissible, then Buyer shall use its reasonable best efforts to cause the Company to pursue such claims and to promptly pay over any recoveries received following the Closing to Seller.  See Section 5.18.

(b) “Current Liabilities”, which for purposes of this Agreement is the sum of (i) accounts payables, (ii) accrued liabilities (including interest on the Financial Debt and any benefits accrued by Acquired Employees under the Company’s vacation policy and sick leave program) and (iii) accrued disposal cost (as calculated based upon a physical inventory conducted by Buyer as of the Closing Date, and using the same methodology employed by the Company in preparing the Balance Sheet), less (x) $200,000 (representing a partial reversal of reserves), but does not include (y) the Company’s obligations in respect of the Financial Debt;

“Cash Balance at Closing” means the amount of cash in the Company’s cash account as of Closing; and

“Purchase Price Adjustment Items” means, collectively, the CapEx Adjustment, the Working Capital Adjustment and the Cash Balance at Closing.

“Purchase Price Cap” means $56,000,000. For the avoidance of doubt, in no event shall the Purchase Price (as adjusted by all Purchase Price Adjustment Items) exceed $56,000,000.

ANNEX 6.1(f)

GUARANTEE

GUARANTEE dated as of ______________, 2006 by Suez Environnement, S.A., a société anonyme incorporated under the laws of France (the “Guarantor”), in favor of Clean Harbors, Inc., a Massachusetts corporation (the “Guaranteed Party”).

Section 1. Guarantee. The Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the prompt payment when due, subject to any applicable grace period, of all present and future payment obligations (the “Obligations”) of SITA U.S.A., Inc. (the “Obligor”) to the Guaranteed Party under Section 8.2 and Section 9.1(a) of the Purchase and Sale Agreement, dated as of May 3, 2006 (the “Guaranteed Agreement”), between the Obligor and the Guaranteed Party. For the avoidance of doubt, Guarantor’s obligations hereunder shall be subject to compliance by the Guaranteed Party with the provisions of Article VIII and Article IX, as the case may be, of the Guaranteed Agreement, and in no event shall exceed the limitations on the Obligor’s indemnification obligations set forth in Section 8.4 of the Guaranteed Agreement.

Section 2. Nature of Guarantee. The Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral for the Obligations or by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor, except that, save as expressly provided herein, the Guarantor does not waive any defense that is available to the Obligor. The Guarantor agrees that the Guaranteed Party may resort to the Guarantor for payment of any of the Obligations whether or not such Guaranteed Party shall have resorted to any collateral therefor or shall have proceeded against the Obligor or any other obligor principally or secondarily obligated with respect to any of the Obligations. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party so to file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligation as if such payment had not been made. The Guarantor reserves the right to assert defenses which the Obligor may have to payment of any Obligation other than (a) defenses arising from the bankruptcy or insolvency of the Obligor and (b) defenses based on (i) the corporate status of the Obligor and (ii) the power and authority of the Obligor to enter into the Guaranteed Agreement and to perform its obligations thereunder or the failure by the Obligor to obtain any necessary consents to enter into any of the Guaranteed Agreement or to perform the said obligations.

Section 3. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation until all the Obligations to the Guaranteed Party shall have been indefeasibly paid in full. Subject to the foregoing, upon payment of any of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against the Obligor with respect to the Obligations, and the Guaranteed Party agree to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

Section 4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as of the date of this Guarantee that:

(a)           the Guarantor is duly organized, validly existing and in good standing under the laws of France and has full corporate power to execute, deliver and perform this Guarantee;

(b)           the execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor’s certificate of incorporation or bylaws, as amended to date, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets; and

(c)           this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 6. Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guarantor or the Guaranteed Party, as the case may be.

Section 7. Notices. All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

Suez Environnement, S.A.

1, Rue d’Astorg

75383 Paris Cedex 08 France

Telephone: +33 (0) 1-58-185000

Facsimile: +33 (0) 1-58-184863

Attention:  Directeur Juridique

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Attention: Richard A. Pollack

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Guaranteed Agreement.

Section 8. Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

Section 9. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 10. Arbitration. Any controversy or claim arising out of or relating to this Guarantee or the breach hereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one (1), and such arbitrator shall be selected by mutual agreement of the Guarantor and the Guaranteed Party, if possible, and thereafter by the administering authority, and the place of arbitration shall be New York, New York. The arbitrator may award the costs of the arbitration to the prevailing party and should in so doing consider the extent (in percentage terms, if possible) to which each party has prevailed on its claims or counterclaims. The arbitrator will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Guarantee.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

SUEZ ENVIRONNEMENT, S.A.

By:
Name:
Title: